Calculation of Filing Fee Tables
S-8
Navitas Semiconductor Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, par value $0.0001 per share (the "Class A Common Stock"), issuable pursuant to the exercise of stock options	Other	2,395,762	$ 2.26	$ 5,414,422.12	0.000087	$ 471.05
Total Offering Amounts:						$ 5,414,422.12		$ 471.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 471.05
Offering Note
[1]	Note 1a. Represents outstanding unvested stock options under the Claros, Inc. 2024 Equity Incentive Plan (the "Plan") to purchase shares of Claros common stock that were assumed by the Registrant and converted into stock options to purchase shares of the Class A Common Stock (the "Common Stock"). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate number of additional shares of the Registrant's Class A common stock, par value $0.0001 per share (the "Class A Common Stock"), that may become issuable by reason of any stock split, stock distribution or similar transaction. Note 1b. The proposed maximum aggregate offering price was calculated using the weighted-average exercise price of such outstanding unvested stock options of $2.26 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources